EXHIBIT 10.3

July 25, 2022

Ozan Dokmecioglu

Dear Ozan,

Pursuant to your discussions with the Board of Directors (the “Board”) of Keurig Dr Pepper Inc., a Delaware corporation (the “Company”), you will transition from your position as Chief Financial Officer and President, International effective as of July 29, 2022 (the “Transition Date”). You have agreed to continue your employment as an officer of the Company after the Transition Date in the role of President and Chief Executive Officer of the Company. This letter agreement (this “Agreement”) outlines the principal terms and conditions of your employment as President and Chief Executive Officer of the Company upon and following the Transition Date. Upon and following the Transition Date, your Employment Agreement effective as of April 12, 2016 will be terminated and of no further force or effect.
1.Base Salary. Your annualized base salary will be $1,250,000 (the “Base Salary”). Your Base Salary will be paid in bi-weekly installments, consistent with the payroll schedule in place for all active employees as in effect from time to time.
2.Annual Bonus. You will be eligible to participate in the Company’s Short Term Incentive Plan (STIP) in accordance with the terms in effect at the time of the payout. Your target annual bonus will be 150% of your Base Salary. The program’s annual performance metrics will be based on achievement of specific financial targets set by the Company, as determined by the Company and approved by the Remuneration Committee in its sole discretion. Your 2022 STIP payout will be pro-rated based on your time, salary and bonus targets in the Chief Financial Officer and President, International position and subsequently the President and Chief Executive Officer position.
3.Long-Term Incentives.
(a)You will be eligible to participate in the Company’s Long Term Incentive (LTI) program with an annual award as determined by the Remuneration Committee in its sole discretion. You will be eligible for your next annual award in March 2023, for which the Company will recommend a grant date value of $4,000,000, on terms consistent with other similarly situated executives.
(b)In September 2022, consistent with other newly hired and promoted executives, you will be granted a one-time “half-year” award under the Keurig Dr Pepper Inc. Omnibus Stock Incentive Plan of 2019 (as such plan may be amended, the “Omnibus Incentive Plan”)in the form of time-based Restricted Stock Units with a grant date value of $900,000, which will vest on the following vesting schedule, subject to your continued employment with the Company through such vesting date: (i) 60% of the Restricted Stock Units subject to the award will vest on the third anniversary of the grant date and (ii) 20% of the Restricted Stock Units subject to the award will vest on each of the fourth and fifth anniversaries of the grant date. The award will be governed by and subject to the terms of an award agreement to be provided to you under separate cover.
(c)On or around the Transition Date, you will be granted a one-time award under the Omnibus Incentive Plan in the form of time-based Restricted Stock Units with a grant date value of $14,000,000 (the “CEO Matching Award”), which will vest in one-third increments on each of the third, fourth and fifth anniversaries of the grant date, subject to your continued employment with the Company through such vesting date. The CEO Matching Award will require that you hold an amount of Company shares equal to $25,000,000, measured on the grant date, through the final vesting date of the CEO Matching Award (five years from grant date). The LTI Award will be governed by and subject to the terms of an award agreement to be provided to you under separate cover.
4.Benefits. You will be eligible to participate in the Company’s benefit plans for salaried employees, including medical, dental and vision plans, short-term and long-term disability programs, life insurance, savings and retirement plans. The Company reviews its benefits and incentive plans and programs periodically, and those plans and programs are subject to change at the Company’s sole discretion.
5.Business and Travel Expenses. The Company will reimburse your reasonable travel, entertainment and other business expenses incurred in connection with your execution of the duties of Chief Executive Officer, in accordance with the Company’s policies as in effect from time to time. At your discretion, air travel for business or personal purposes as authorized by the Board or in accordance with the Company’s policies as in effect from time to time may be by private jet and the Company will provide, pay for, or reimburse you for such expenses in accordance with the Company’s policies as in effect from time to time; provided, however, that the Company will not provide you with any type of gross-up or other tax protection related to any such personal travel.
6.Other Terms.
(a)Restrictive Covenants. You hereby acknowledge and agree that you are and will continue to be bound by the restrictive covenants set forth in your equity award agreements.
(b)Duties. You agree that you will devote such of your business time and attention to the performance of your duties hereunder as is required to carry out the responsibility of your role, and you will not engage in any other business, profession, or occupation for compensation or otherwise which would conflict or interfere with the performance of such services. You agree that you will limit your external public company directorships (other than the Company) to one, and to request the consent of the Board before accepting any such directorship.

(c)Company Policies. You agree that you shall continue to be subject to, and comply with, all Company policies as in effect from time to time, including its Code of Conduct.
(d)Severance Plan. You will participate in the Keurig Dr Pepper Inc. Severance Pay Plan for Executives (as such plan may be amended in the future, the “Severance Plan”), which offers certain protections in the event of the termination of your employment under certain conditions.
(e)At-Will Employment. Your employment with the Company shall be at-will and either you or the Company may terminate your employment for any reason.

7.Miscellaneous. This Agreement may not be modified or amended except by a written agreement, signed by the Company and by you. This Agreement will be construed and enforced under and be governed in all respects by the laws of the State of Texas, without regard to the conflict of laws principles thereof. With respect to any claim or dispute related to or arising under this Agreement, the parties hereto hereby consent to the exclusive jurisdiction, forum and venue of the state and federal courts located in Collin County, Texas. EACH PARTY HERETO WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

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To confirm your acceptance of the terms of this Agreement, please return a signed copy of this document.

Sincerely,

KEURIG DR PEPPER INC.

By:    /s/ Mary Beth DeNooyer
Name:    Mary Beth DeNooyer                        Date: July 25, 2022
Title:    Chief Human Resources Officer

Acknowledged and Agreed:

/s/ Ozan Dokmecioglu
Ozan Dokmecioglu                            Date: July 25, 2022
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